Exhibit 99.1

Date: May 30, 2019	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, May 30, 2019— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2019. Revenues for the quarter ended March 31, 2019 were $151 million, an increase of 5.2% from revenues of $144 million in the same quarter of the prior year. Earnings per share for the quarter ended March 31, 2019 were $0.63, an increase of 32% from earnings per share of $0.47 in the same quarter of the prior year.

Revenues for the fiscal year ended March 31, 2019 were $596 million, up 6.7% from $558 million for the fiscal year ended March 31, 2018.   Earnings per share for the fiscal year ended March 31, 2019 were $2.46, an increase of 31% from earnings per share of $1.87 for fiscal year ended March 31, 2018.

Revenues for the quarter were driven by the Company’s Patient Management TPA business. As the momentum in these services continues, the Company’s commitment to deliver improved outcomes begins with timely implementation of new programs. Historically, transitioning large programs to a new TPA vendor has been an area of concern for Risk Managers and key decision makers. To facilitate and improve the onboarding of large programs, the Company has invested in the development of new processes and technologies to reduce the time it takes to transition new clients while improving the accuracy of the data. During the quarter, the Company made substantial progress in this area with the delivery of an automated onboarding program. The Company’s solution is a cloud-based application which automatically codifies, maps and validates thousands of historical and industry data sets for incorporation into the Company’s system, further increasing the accuracy of the implementation process.

The Company continued development on its claims management platform, the EdgeSM. During the quarter, the Company successfully integrated the Executive Summary Dashboards in the EdgeSM for all claims management and carrier customers. The dashboards provide dynamic and interactive high-level overviews of a client’s entire program, including identification of trends and safety concerns as well as a benchmark view to compare book of business and industry-specific results. Complete program visibility and real-time updates from the dashboard allow customers to proactively manage their program.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, business intelligence, analytics and customer onboarding within claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018, September 30, 2018 and December 31, 2018. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly and Fiscal Results – Income Statement
Quarters and Fiscal Year Ended March 31, 2019 and March 31, 2018

Quarter Ended	March 31, 2019	March 31, 2018
Revenues	$151,084,000	$143,573,000
Cost of revenues	118,472,000	116,424,000
Gross profit	32,612,000	27,149,000
General and administrative	16,462,000	15,554,000
Income from operations	16,150,000	11,595,000
Income tax provision	4,312,000	2,637,000
Net income	11,838,000	8,958,000
Earnings Per Share:
Basic	$0.64	$0.47
Diluted	$0.63	$0.47
Weighted Shares
Basic	18,622,000	18,881,000
Diluted	18,855,000	19,081,000

Fiscal Year Ended	March 31, 2019	March 31, 2018
Revenues	$595,740,000	$558,350,000
Cost of revenues	470,931,000	451,097,000
Gross profit	124,809,000	107,253,000
General and administrative	63,296,000	59,350,000
Income from operations	61,513,000	47,903,000
Income tax provision	14,810,000	12,208,000
Net income	46,703,000	35,695,000
Earnings Per Share:
Basic	$2.48	$1.90
Diluted	$2.46	$1.87
Weighted Shares
Basic	18,794,000	18,825,000
Diluted	19,008,000	19,042,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
March 31, 2019 and March 31, 2018

	March 31, 2019	March 31, 2018
Cash	$91,713,000	$55,771,000
Customer deposits	45,268,000	35,496,000
Accounts receivable, net	71,336,000	64,940,000
Prepaid taxes and expenses	7,176,000	7,110,000
Property, net	61,980,000	69,356,000
Goodwill and other assets	40,545,000	41,331,000
Total	$318,018,000	$274,004,000
Accounts and taxes payable	$11,478,000	$13,453,000
Accrued liabilities	105,441,000	84,536,000
Deferred tax liability	6,294,000	4,839,000
Paid-in capital	155,801,000	143,708,000
Treasury stock	(466,156,000)	(430,989,000)
Retained earnings	505,160,000	458,457,000
Total	$318,018,000	$274,004,000